Exhibit 99.1

       FARO NAMES DELCAM FIRST PARTNER OF NEW 'SOFTWARE DIVERSITY PROGRAM'

     LAKE MARY, Fla., August 22 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO), the only company with a complete line of portable 3D coordinate measurement systems for the Computer-Aided Measuring (CAM2) market, today launched a new, more prestigious level of its open architecture software partner program called the Software Diversity Program (SDP) and named Delcam as its first SDP partner.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )

     "This elevates our very successful third-party software supplier program to a new level of integration and customer convenience," FARO Co-Founder and CEO Simon Raab said. "Delcam was the logical choice as the inaugural partner as its software is widely used for a number of manufacturing applications within our customer base."

     Delcam's cross-hardware platform interoperability is well suited to FARO's fast-growing customer base and product line. The company's PowerINSPECT software, for example, is a popular 3D inspection tool that allows multiple types of measurement devices to function on one software platform. Other Delcam software programs provide similar versatility, including enabling machine shops using its PowerMILL CAM software to integrate machining and inspection on the same software platform.

     "The Software Diversity Program and partnership with Delcam show our commitment to becoming the single-source solution for CAM2," FARO President and COO Jay Freeland said. "It gives our customers more software choices along with seamless training and support, while PowerINSPECT users have complete integration to get the most out of our portable CMMs by using software they're already familiar with -- or is best for their application. We invite other software providers to consider participating, as well."

     "Delcam is very pleased to be the first partner in FARO's SDP program," commented Managing Director Hugh Humphreys. "This closer relationship with a leading company in the metrology market is another important step in establishing PowerINSPECT as the world's leading hardware-independent inspection software."

     More than 60 software platforms have joined the first general level, Open Architecture Partnership, which began at the inception of FARO's industrial product line nearly 13 years ago. The new SDP expands on that by allowing approved third-party software partners to enter into a more integrated arrangement with FARO if they meet certain criteria, including a worldwide or strong regional user base, diverse applications and global support channels.

     SDP partners benefit from integration and joint selling through FARO's worldwide sales force, as well as having access to FARO's development teams in order to improve interfaces, make the integration seamless, and achieve a higher level of coordination with its hardware and software products. They can also work with FARO's global marketing teams to co-market to specific industries or territories.

     FARO will continue to develop its successful family of CAM2 software products -- and will also review proposals from other third-party software companies seeking to join its Software Diversity Program -- in order to further broaden the measuring and reporting options for its customers.

     By securing these alliances, FARO is reinforcing its position as the leading portable CMM source for the worldwide measurement market.

     About FARO
     With nearly 8,500 installations and more than 3,800 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform 3D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO 17025 laboratory registered.

     About Delcam
     Delcam is the world's leading developer of CAD/CAM software for the 3D design, manufacture and inspection of complex shapes. The company is firmly established as the world's leading developer of specialist CAM software and also as the leading international supplier of specialist software for the toolmaking industry. Delcam's software is distributed by over 150 subsidiaries, joint ventures and resellers in 70 countries and, following the recent addition of the FeatureCAM range to the Delcam family, is used by more than 13,000 companies worldwide. For additional information, visit http://www.delcam.com .

CONTACT:  Darin Sahler, Global PR Manager, FARO Technologies,
+1-407-333-9911, or sahlerd@FARO.com/
www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO